Exhibit 99.1

                                                                  Press Release

City Savings Financial Corporation Announces Third Quarter and Year-to-Date Earnings

     MICHIGAN CITY, Ind.--(BUSINESS WIRE)--May 7, 2004--City Savings Financial Corporation (OTCBB:CSFC - News; the "Company"), the holding company of City Savings Bank announced its earnings for the third fiscal quarter of 2004 and nine months ended March 31, 2004. The Company reported consolidated net income of $172,000 for the quarter ended March 31, 2004, down $229,000 or 57.1% from the $401,000 reported for the same period last year. Net income for the nine months ended March 31, 2004 was $959,000 compared to $930,000 for the same period last year. Quarterly and year to date earnings have been negatively impacted by an increase in noninterest expenses and a decrease in noninterest income. The increase in expense is related to the opening of a full service branch office in Chesterton, Indiana and a loan origination office in Crown Point, Indiana as well as staffing increases in commercial lending, loan support and operations and accounting. The decrease in noninterest income resulted from a decrease in net gains on loan sales and gains on the sale of available-for-sale securities. Noninterest income in the prior period also includes a one time net gain of $110,000 recorded in January of 2003 on the sale of the Company's property and casualty and health insurance lines of business.

Statements contained in this news release that are forward-looking are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in the Company's forward-looking statements. Further discussion is contained in the Company's Form 10-QSB.





                                                           March 31,    June 30,
                                                             2004        2003
Selected Financial Condition Data (In thousands):        (Unaudited)
                                                         -------------- --------
Total assets                                              $149,230     $ 139,840

Loans receivable (including loans available for sale)      124,147       118,197

Allowance for loan losses                                    1,439         1,097

Cash and cash equivalents                                    4,436         4,952

Securities available for sale                               12,382        12,187

Deposits                                                   102,677       103,579

Total borrowings                                            32,986        22,170

Shareholders' equity                                        11,819        11,008



                                                             Three Months Ended             Nine Months Ended
                                                                                (Unaudited)
                                                                  March 31,                       March 31,
Selected Operating Data (In thousands):                      2004          2003             2004          2003
                                                          ------------ ------------- -- ------------- -------------
Total interest income                                         $ 1,976       $ 1,861          $ 6,066       $ 5,142

Total interest expense                                            771           773            2,358         2,130
                                                          ------------ ------------- -- ------------- -------------
  Net interest income
                                                                1,205         1,088            3,708         3,012

Provision for loan losses                                         146           198              402           379
                                                          ------------ ------------- -- ------------- -------------
  Net interest income after provision for loan losses
                                                                1,059           890            3,306         2,633
                                                          ------------ ------------- -- ------------- -------------
Noninterest income
                                                                  180           449              650           885

Noninterest expense                                               978           681            2,425         1,996
                                                                    -
                                                          ------------ ------------- -- ------------- -------------
Income before taxes
                                                                  261           658            1,531         1,522

Income tax expense                                                 89           257              572           592
                                                          ------------ ------------- -- ------------- -------------
  Net income                                                   $  172        $  401           $  959        $  930
                                                          ============ ============= == ============= =============






                                                             Three Months Ended            Nine Months Ended
                                                                  March 31,                     March 31,
Supplemental data:                                           2004         2003             2004          2003
                                                         ------------- ------------ --- ------------ -------------
Fully diluted earnings per share                            $  0.33       $ 0.80           $ 1.88        $ 1.83
Yield on earning assets                                        5.68%        5.68%            5.75%         6.23%
Yield on costing liabilities                                   2.33%        2.63%            2.39%         2.91%
Interest rate spread                                           3.35%        3.05%            3.36%         3.32%
Return on average assets                                       0.46%        1.19%            0.86%         1.09%
Return on average equity                                       5.78%       15.04%           11.06%        11.80%
Efficiency ratio                                              81.03%       60.70%           62.99%        61.78%
Nonperforming loans to total loans, at period end              3.27%        1.91%
Allowance for loan losses to nonperforming loans,
at period end                                                 30.79%       40.71%

City Saving Financial Corporation
Thomas F. Swirski, President and C.E.O,  George L. Koehm, Treasurer
219-879-5364